Exhibit 10(xii)
January 9, 2009
Donald McIlnay
     Re: Agreement and General Release
Dear Don:
     The Stanley Works and its subsidiaries and their respective employees, officers, directors and agents (collectively, “Stanley”) and you agree that:
1.	Your last day of employment with Stanley was December 31, 2008 (“last day worked”).

2.	Provided (i) Stanley receives this Agreement and General Release (this “Agreement”) executed by you no later than 21 days after your last day worked, (ii) Stanley receives the letter from you in the form attached hereto as Exhibit A after the Revocation Period (as hereinafter defined) has expired, and (iii) Stanley receives back from you any of Stanley’s property you may have in your possession or control, then, in consideration of your execution of the Agreement, Stanley agrees to pay and/or provide you with the following:
(a)	Stanley will pay you at the monthly rate of $35,833.33, less lawful deductions, paid from January 1, 2009, through December 31, 2009, on the regular payday applicable to salaried employees beginning on the first payroll period after the end of the Revocation Period but in no event earlier than January 15, 2009, and ending in December 2009. These payments include all entitlements you may have under any Stanley policy, including those covering vacation and or severance pay.

(b)	You will continue to participate in the Stanley Account Value Plan through your last day worked, in accordance with the terms of the plans, subject to any amendments that are made to the plans including termination of the plans, or replacement of the plans with another plan.

(c)	You will continue to participate in Stanley’s Accidental Death and Dismemberment Plan at your current level of basic coverage through the end of the month in which the payments outlined in section 2(a) are made, provided you continue to make the required contributions.

(d)	You will remain a participant in the Executive Life Insurance Plan through March 31, 2009, and will then have the same rights under such plan commonly provided retiring employees. Stanley will make a final funding payment in April 2009 to fund your retiree life insurance benefit as per the policy provisions.

(e)	You will continue to receive medical and dental coverage through the end of the month in which the payments outlined in section 2(a) are made, provided you continue to make the required contributions. At that time you will be eligible for retiree coverage, or you may exercise your COBRA rights. Regardless of which option you choose, you will pay 100% of the cost of any selected coverage.

(f)	Your group short and long term disability coverage will cease on your last day worked. There are no conversion privileges for either of these plans. You may, however, choose to continue the individual component of your Supplemental Individual Executive LTD policy, under the terms of the policy. A representative from Wealth Management will contact you directly to discuss your payment options.

(g)	You will be eligible for a full payment, if any such payment is due to you under the 2008 Management Incentive Compensation Plan, payable in 2009. Such payment, if any, shall be made in accordance with the terms of the 2008 Management Incentive Compensation Plan. You shall not be a participant in such plan beyond your last day worked.

(h)	You will be a participant in the Restricted Share Unit Plan (“RSU”), Stock Option Plan (“SOP”), and LTIP Plan (“LTIP”) through your last day worked, and Stanley will grant you additional service credit so you will be considered a retiree for purposes of the SOP, RSU, and LTIP plans on your last day worked for all options or RSU’s, including LTIP awards, granted to you. As a retiree, as provided in the grant documents, your LTIP awards will be pro-rated based on the number of days in the measurement period that you were employed by Stanley for each of the 2006-2008, 2007-2009 and 2008-2010 performance award periods. In each case, your award will be settled, in the form of unrestricted shares of Stanley stock, when awards for active participants under each LTIP are settled. As a retiree under the SOP, you shall have until ten years after the grant of any stock options to exercise such options, under the terms of the plan.

(i)	You will remain eligible to participate in the Stanley Employee Stock Purchase Plan through your last day worked. You may continue to sell any stock in your employee account through the transfer agent, even after your last day worked.

(j)	You may continue to use your Stanley-provided automobile through July 31, 2009. At that point, you may either purchase the vehicle for $21,785 plus tax, registration and a $175.00 processing fee or you may instead return it to Stanley by the close of business on July 31, 2009.

(k)	You will continue to participate in the existing Executive Financial Planning program up through and including the 2009 income tax year. You must make any requests for reimbursement under this plan must on or before May 6,

2010. All reimbursements shall be made in accordance with the Reimbursement Rules (as hereinafter defined).

(l)	Stanley will not contest your receipt of unemployment compensation benefits.
3.	You understand and agree that you would not receive any of the payments and benefits specified in sections 2(a) through (l) above except for your execution of this Agreement and your fulfillment of the promises contained herein.

4.	You understand that you may revoke this Agreement for a period of seven business days following the day you execute it (the “Revocation Period”) and that this Agreement will not become effective or enforceable until such Revocation Period has expired. Any revocation within this period must be submitted, in writing, to the Corporate Director, Employee Relations, The Stanley Works, 1000 Stanley Drive, New Britain, CT 06053, and state, “I hereby revoke my acceptance of the Agreement and General Release.” Such revocation must be personally delivered, or mailed by certified mail, within seven business days of execution of this Agreement to the Corporate Director, Employee Relations.

5.	You hereby release and discharge Stanley of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. §§2000e et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. §§1981 and 1983), Executive Order 11246, as amended, the Age Discrimination in Employment Act (29 U.S.C. §621 et seq.), the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963 (29 U.S.C. §206(d)(1)), the Civil Rights Act of 1991, the Americans with Disabilities Act, all statutory provisions of the Connecticut General Statutes over which the Connecticut Commission on Human Rights and Opportunities is authorized to exercise jurisdiction, or any other applicable federal, state, or local employment discrimination statute or ordinance, which you, your executors, administrators, successors, and assigns might have or assert against Stanley (a) by reason of any event which occurred on or before the time of execution of this Agreement, in connection your employment by Stanley, or the termination of such employment, and all circumstances related thereto, or (b) by reason of any matter, cause or thing whatsoever which may have occurred on or before the to the time of execution of this Agreement. However, it is expressly agreed and understood by the parties that this Agreement does not release any ERISA or pension benefits, which are governed by the plan documents and applicable law, or those benefits and privileges set out in paragraphs 2(a) through 2(k) of this Agreement, and that you do not waive or release any right to pension benefits or other benefits governed by ERISA or to those benefits and privileges set out in paragraphs 2(a) through 2(k) of this Agreement. Nothing in this Agreement prevents you from enforcing the terms and conditions of this Agreement.

6.	You waive your right to file any charge or complaint, except as such waiver is prohibited by law, and agree that you will not accept any relief or recovery from any charge or complaint against Stanley before any federal, state, or local administrative agency. You further waive all rights to file any action before any federal, state, or local court against Stanley. You confirm that no charge, complaint, or action exists in any forum or form. Except as prohibited by law, in the event that any such claim is filed, it shall be dismissed with prejudice upon presentation hereof and you shall reimburse Stanley for the costs, including attorney’s fees, of defending any such action.

7.	You agree not only to release Stanley from any and all claims as stated above which you could make on your own behalf, but also those which may be made by any other person or organization on your behalf. You specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim against Stanley is made involving any events up to and including the date of this Agreement, except where such waiver is prohibited by law. You further agree not to in any way voluntarily assist or cooperate with any individual or entity in commencing or prosecuting any action or proceeding against Stanley including, but not limited to, any charges, complaints, or administrative agency claims, except as prohibited by law.

8.	You further agree to the following confidentiality and non-disclosure provisions:
(a)	With respect to any secret or confidential information obtained by you during your employment at Stanley, you will not disclose or use for any purpose any such secret or confidential information. For purposes hereof, secret or confidential information includes any process, technique, formula, recipe, drawing, apparatus, method for or result of cost calculation, result of any investigation or experiment made by or on behalf of Stanley, and any sales, production or other competitive information, acquired by you during the course of your employment by Stanley and all other information that Stanley itself does not disclose to the public.

(b)	You further agree that any work, design, discovery, invention or improvement conceived, made, developed or received by you during the period of your employment with Stanley, which relates to the actual or anticipated (as of the date hereof) business, operations or research of Stanley, including but not limited to any process, art, machine, manufacture, materials or composition of matter, which could be manufactured or used by Stanley, whether patentable or not, is the sole property of Stanley. The terms invention and improvement as used herein, in addition to their customary meaning, shall mean creative concepts and ideas relating to advertising, marketing, promotional and sales activities.

(c)	You further agree that you have assigned or hereby do assign to Stanley or its designee all right, title and interest in any or to any idea, work, design, discovery, invention or improvement made or created during your employment at Stanley and to any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein, and that you will cooperate with Stanley in order to enable it to secure any patent, trademark, copyright, or other property right therefor in the United States or any foreign country, and any division, renewal, continuation or continuation-in-part thereof, or for any reissue of any patent issued thereon.

(d)	You also agree that Stanley has all rights to, possession of, and all title in and to, all electronic files, papers, documents and drawings, including copies thereof, which you may have originated or which came into your possession during your employment with Stanley and which related to the business of Stanley, regardless of whether such electronic files, papers, documents and drawings are kept at your office, at your home or somewhere else, without retaining any copies thereof, except for any personnel, benefit or compensation information of a personal nature and any general business reference materials or documents which do not contain any confidential or proprietary information.

(e)	You also agree that, unless Stanley otherwise consents in writing, during the period you receive any payment outlined in section 2(a) above you will not work in any capacity for any company, or as a consultant or independent contractor for any company, engaged in the sale or manufacture of consumer or industrial hand tools that compete with consumer or industrial hand tools being offered by Stanley as of December 31, 2008. Further, you agree that, unless Stanley otherwise consents in writing, you will not directly engage in the sale or manufacture of consumer or industrial hand tools that compete with consumer or industrial hand tools being offered by Stanley as of December 31, 2008 during such period.

(f)	In addition, you agree that you will not solicit any Stanley employees for any employment purpose for a period of two years following your execution of this Agreement.
9.	You agree that you will not make any disparaging remarks or demeaning comment, of any kind or nature, regarding Stanley or any of its officers, directors, agents or employees.

10.	You understand and agree that Stanley’s policies and Business Conduct Guidelines prohibit disclosing, even casually, confidential information and also prohibit defaming directors, officers and employees of Stanley. You represent and warrant that, except for copies of postings attached hereto, if any, you have not posted any message on an internet message board or chat room that refers to Stanley or that reveals any Stanley confidence or defames or disparages Stanley or any of its officers, directors, agents or employees. You agree that if the foregoing representation is not true in every respect or if you subsequently make any such posting, this Agreement will have been materially breached by you and Stanley will have no further obligation to provide any of the payments or benefits referred to in paragraph 2 and you will be liable for damages (both compensatory and punitive) as a result of the injury incurred by Stanley as a result any such posting.

11.	All disputes and controversies of every kind and nature between the parties to this Agreement arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination of this Agreement shall be submitted to and determined by arbitration pursuant to the procedure set forth in this Agreement.

Either party may demand such arbitration by notice (“notice procedure”: if to Stanley, sent to the attention of the Corporate Director, Employee Relations, by fax (860-827-3532) and confirmed by UPS overnight express or a comparable service sent to Corporate Director, Employee Relations, 1000 Stanley Drive, New Britain, CT 06053; and if to you, sent to you at your address set forth at the beginning of this Agreement by UPS overnight express or a comparable service) in writing sent within 90 days after the time the demanding party becomes aware, or should have become aware, that a controversy exists. Within 30 days after such demand has been sent, the demanding party will request in writing (with a copy to the other party sent in accordance with the “notice procedure”) the Arbitration Committee of the American Arbitration Association to name an arbitrator to hear the dispute in the New Britain, CT area.

An award rendered by the arbitrator appointed under this section shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction. Nothing contained in this Agreement shall be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

The arbitration costs and expenses (including legal fees) of each party will be borne by the losing party.

12.	You will not apply in the future for any employment with Stanley.

13.	This Agreement is made in the State of Connecticut and shall be interpreted under the laws of such State. If any portion of this Agreement is declared illegal or unenforceable and cannot be modified to be enforceable, including the general release language, such portion shall immediately become void, leaving the remainder of this Agreement in full force and effect. However, if in any proceeding it is asserted by you or anyone else on your behalf and with your approval that any portion of the general release language of paragraphs 5, 6, or 7 is unenforceable and any portion of such language is, in fact, ruled to be unenforceable in such proceeding for any reason, you will return the consideration paid hereunder to Stanley.

14.	You agree that neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed at anytime for any purpose as an admission by Stanley of any liability or unlawful conduct of any kind.

15.	This Agreement may not be modified, altered or changed except by you and Stanley in a writing that specifically references this Agreement. This Agreement sets forth the entire agreement between you and Stanley, and fully supersedes any prior agreements or understandings between us.

16.	Notwithstanding any provisions of this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (“the Code”) and determined pursuant to procedures adopted by Stanley) at the time of your separation from service and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following your separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following your separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of your separation from service or (ii) your death (the applicable date, the “Permissible Payment Date”).

With respect to any amount of expenses eligible for reimbursement under this Agreement, including the preceding paragraph, such expenses shall be reimbursed by Stanley within thirty (30) calendar days following the date on which Stanley receives the applicable invoice from you but in no event later than December 31 of the year following the year in which you incur the related expenses (the “Reimbursement Rules”); provided, however, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by Stanley in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

To the extent applicable, it is intended that this Agreement and any payments made and benefits provided hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and any payments and benefits granted hereunder shall be administered in a manner consistent with this intent. Any reference in this Agreement to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement and any payments or benefits provided hereunder (including any taxes and penalties under Section 409A of the Code), and neither Stanley nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

Each payment under this Plan shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING TO THIS AGREEMENT AND GENERAL RELEASE. THE TERMS OF THIS AGREEMENT AND GENERAL RELEASE ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN STANLEY AND YOU; YOU UNDERSTAND THAT THIS AGREEMENT AND GENERAL RELEASE SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS THAT YOU HAVE OR COULD POSSIBLY HAVE AGAINST STANLEY, OTHER THAN THOSE SPECIFICALLY RESERVED IN PARAGRAPH 5 OF THIS AGREEMENT. YOU HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY. HAVING SUBSEQUENTLY ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPHS 2(a) THROUGH 2(l) ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST STANLEY, OTHER THAN THOSE SPECIFICALLY RESERVED IN PARAGRAPH 5 OF THIS AGREEMENT.
     You and Stanley now voluntarily and knowingly execute this Agreement.

Donald McIlnay

Signed and sworn before me this ____ day of ________, 2009.

(Notary Public/Commissioner of the Superior Court)

THE STANLEY WORKS:
By:
Mark Mathieu
Vice President, Human Resources

Signed and sworn before me this _______ day of ___________, 2009.

(Notary Public/Commissioner of the Superior Court)

EXHIBIT A

Date
Mona Zdun
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
RE: Agreement and General Release
Dear Mona:
     On _______________ 2009, I executed an Agreement and General Release (the “Agreement”) between The Stanley Works and me. Stanley advised me, in writing, to consult with an attorney of my choosing prior to executing the Release.
     More than 7 days have elapsed since I executed the Agreement. I have never revoked my acceptance or execution of the Agreement and hereby reaffirm my acceptance of the Agreement. Therefore, in accordance with the terms of the Agreement, I hereby request payment or provision, as applicable, of the benefits described in paragraphs 2(a) through 2(l) of the Agreement.
Very truly yours,
Donald McIlnay

EXHIBIT B

Date
Mark Mathieu
Vice President, Human Resources
The Stanley Works
1000 Stanley Drive
New Britain. CT 06053
RE: Resignation
Dear Mark:
     I hereby confirm that I resigned my office of President Tools & Emerging Markets, effective December 31, 2008.
     Further, effective December 31, 2008, I resigned all offices and directorships that I hold with The Stanley Works, and any and all of its subsidiaries and divisions.
Very truly yours,
Donald McIlnay

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